Exhibit 3.28

LIMITED LIABILITY COMPANY AGREEMENT

OF

CNA FUNDING LLC

i

LIMITED LIABILITY COMPANY AGREEMENT

OF

CNA FUNDING LLC

a Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT (as such agreement may be amended, supplemented, restated, or otherwise modified from time to time, this “Agreement”), dated as of the 13th day of December, 2001, between CNA Funding LLC, a Delaware limited liability company (the “Company”), and the Members listed on Exhibit A (collectively, the “Members”), for the regulation of the affairs and the conduct of the business of the Company provides as follows:

RECITALS:

1.             The Company is being formed as a special purpose limited liability company under the laws of the State of Delaware pursuant to a certificate of formation filed with the Secretary of State for the State of Delaware on December 3, 2001.

2.             The Members desire to enter into this Agreement for the purpose of setting forth the terms upon which the Company will be operated.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

ARTICLE I

DEFINITIONS

1.01         “Act” shall mean the Delaware Limited Liability Company Act, Del. Code Ann. §§ 18-101 to 18-1109, as amended from time to time.

1.02         “Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of at least 50% of the voting securities, by contract or otherwise.

1.03         “Agreement” shall have the meaning ascribed to such term in the preamble hereto.

1.04         “Annual Tax Reports” shall have the meaning set forth in Section 13.03 hereof.

1.05         “Bankruptcy Code” shall mean the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended.

1.06         “Banks” shall have the meaning ascribed to such term in the RPA.

1.07         “Board of Managers” or “Board” shall mean the Managers of the Company as described and as designated or elected under Article V hereof.

1.08         “Capital Account” shall have the meaning set forth in Section 8.03 hereof.

1.09         “Capital Contribution” shall mean the amount of money and the fair market value of other property contributed to the Company by each Member, pursuant to the terms of this Agreement.

1.10         “Cash Available for Distribution” shall mean, for any period, the excess, if any, of (i) the cash receipts of the Company (other than from the Financing Transaction or a Terminating Capital Transaction), over (ii) disbursements of cash by the Company (other than distributions to Members, and amounts paid with receipts from the Financing Transaction or a Terminating Capital Transaction), including the payment of operating expenses, capital expenditures, amounts deposited in reserves and amounts payable to the Investors, the Banks and the Agent under the RPA.

1.11         “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor provision of law.

1.12         “Collections” shall have the meaning ascribed to such term in the RPA.

1.13         “Company” shall have the meaning ascribed to such term in the preamble hereto.

1.14         “Company Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2(d). In accordance with Treasury Regulations Section 1.704-2(d), the amount of Company Minimum Gain is determined by first computing, for each nonrecourse liability of the Company, any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then by aggregating the separately computed gains. A Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).

1.15         “Final Day” shall mean the day that is 366 calendar days after the later of (a) the Facility Termination Date, as defined in the RPA, or (b) the day on which all amounts and other obligations under the RPA are paid and performed or otherwise satisfied in full.

1.16         “Financing Transaction” shall mean the transaction contemplated by the RPA.

1.17         “Financing Transaction Proceeds” shall mean the proceeds from the Financing Transaction net of expenses related thereto after payment of, or adequate provision for, debts of the Company and any Company reserves.

1.18         “Fiscal Year” shall have the meaning provided in Section 13.01 hereof.

1.19         “Independent Manager” shall mean a member of the Board of Managers who is an individual and who is not, and never was, (1) a stockholder or other equity holder (whether direct, indirect or beneficial), director, manager (other than a Manager of the Company pursuant to this Agreement), officer, employee, affiliate, associate, partner, joint venturer, advisor, customer, supplier or creditor of, any Person that has received any benefit (excluding, however, any compensation received by the manager, in such Person’s capacity as such an independent manager) in any form whatever from, any Person that has provided any service (excluding, however, any service provided by the manager in such Person’s capacity as such a manager and that is required by this Agreement) in any form whatever to, or any Person that has any other direct or indirect material financial interest in, the Company, any Originator or any of their respective Affiliates or associates; or (2) any Person owning beneficially, directly or indirectly, any outstanding shares of common stock of the Company, or stockholder or other equity holder (whether direct, indirect or beneficial), manager, officer, employee, affiliate, associate, partner, joint venturer, advisor, customer, supplier, or creditor thereof, or any person that has received any benefit (excluding, however, any compensation received by the manager, in such Person’s capacity as such an independent manager) in any form whatever from, or any Person that has provided any service (excluding, however, any service provided by the manager, in such Person’s capacity as such a manager and that is required by this Agreement) in any form whatever to, or any Person that has any other direct or indirect material financial interest in such beneficial owner or any of such beneficial owner’s affiliates or associates; (3) any associate of any Person referred to in clauses (1) or (2); or (4) any immediate family member of any Person referred to in clauses (1) or (2). No Independent Manager shall be a trustee (including a trustee in bankruptcy), conservator or receiver for Celanese AG or any Affiliate of Celanese AG.

1.20         “Investors” shall have the meaning ascribed to such term in the RPA.

1.21         “IRS” shall mean the Internal Revenue Service.

1.22         “Majority in Interest” shall mean a majority of Membership Interests.

1.23         “Managers” shall mean the managers designated or elected pursuant to Article V hereof.

1.24         “Member or Members” shall mean any and all of those Persons listed as Members in Exhibit A hereto or any Persons who replace them as substitute Members as provided herein, in each such Person’s capacity as a Member of the Company.

1.25         “Membership Interest” shall mean a Member’s ownership interest in the Company, which includes (i) such Member’s interest in the income, gains, profits, deductions, losses, credits or distributions of the Company, (ii) all benefits to which such Member may be entitled hereunder, and (iii) all obligations of such Member to comply with the terms and provisions of this Agreement. The Membership Interests of the Members shall initially be as set forth in Exhibit A and shall be adjusted from time to time as provided in Article 8 hereof.

1.26         “Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i). A Member’s share of Member Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

1.27         “Originators” shall have the meaning set forth in the RPA.

1.28         “Person” shall mean and include an individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company, or other entity.

1.29         “Program Documents” shall mean the RPA, PCA, and any other associated agreements, as such agreements may be amended, supplemented, restated, or otherwise modified from time to time in accordance with their terms.

1.30         “PCA” shall mean the Purchase and Contribution Agreement to be entered into between Ticona Polymers, Inc. and the Company, as such agreement may be amended, restated or otherwise modified in accordance with its terms.

1.31         “Related Assets” shall have the meaning specified in Section 3.01(a).

1.32         “RPA” shall mean the Receivables Purchase Agreement to be entered into among the Originators, the Company, Ticona Polymers, Inc., as collection agent, Citicorp North America, Inc., as agent, and certain Investors and Banks (as defined therein), as such agreement may be amended, restated or otherwise modified in accordance with its terms.

1.33         “State” shall mean the State of Delaware.

1.34         “Taxable Year” shall have the meaning set forth in Section 13.01 hereof.

1.35         “Terminating Capital Transaction” shall mean the sale, exchange or other disposition of all or substantially all of the assets of the Company, after which transaction the Company is dissolved and terminated.

1.36         “Treasury Regulations” shall mean the Treasury regulations issued under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Treasury Regulations shall mean that provision of the Treasury Regulations on the date hereof and any successor provision of the Treasury Regulations.

1.37         “UCC” shall have the meaning ascribed to such term in the RPA.

ARTICLE II

NAME AND TERM

2.01         Name, Office and Registered Agent.

(a)           The name of the Company shall be CNA Funding LLC. The principal office and place of business of the Company shall be 86 Morris Avenue, Summit, New Jersey 07901. The Members may at any time change the location of such office to another location, provided that the Members give notice of any such change to the registered agent of the Company.

(b)           The initial registered office of the Company for purposes of the Act shall be 1209 Orange Street, City of Wilmington, County of New Castle. The initial registered agent of the Company for purposes of the Act shall be The Corporation Trust Company, whose business office is identical with the Company’s registered office. The registered office and registered agent may be changed by the Members at any time in accordance with the Act. The registered agent’s sole duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.

(c)           Edmond A. Collins is hereby designated as an “authorized person” within the meaning of the Act and has executed, delivered and filed the Certificate of Formation (the “Certificate of Formation”) with the Secretary of State (such filing being hereby approved and ratified in all respects). Each Member, each Manager and each officer of the Company is hereby designated as an “authorized person” and each shall continue as a designated “authorized person” within the meaning of the Act.

2.02         Governing Law. This Agreement and all questions with respect to the rights and obligations of the Members, the construction, enforcement and interpretation hereof, and the formation, administration and termination of the Company shall be governed by the provisions of the Act and other applicable laws of the State.

2.03         Term.

(a)           The term of the Company shall continue in full force and effect on a perpetual basis, except that the Company shall be dissolved and terminated upon the first to occur of any of the following events:

(i)            The determination in writing of all of the Members and all of the Managers (including the Independent Manager) to dissolve and terminate the Company;

(ii)           The entry of a decree of judicial dissolution under § 18-802 of the Act, or the filing by the Secretary of State of a certificate of dissolution under § 18-203 or § 18-1108 of the Act; or

(iii)          The passage of 30 days after the sale or other disposition of all or substantially all the assets of the Company other than the sales contemplated by the RPA (except that if the Company receives an installment obligation as consideration for such sale, the Company shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such installment obligation is paid in full).

(b)           Upon the dissolution of the Company for any reason, the Members shall proceed promptly to wind up the affairs of and liquidate the Company; provided, however, that until the Final Day, the Members shall not liquidate the assets of the Company assigned or pledged under the RPA, except as permitted by the RPA, without the consent of the Agent under such agreement, which may continue to exercise all of its rights under such agreement and shall have complete and independent ability to retain such assets until the Final Day. Subject to the foregoing, the Members shall have reasonable discretion to determine the time, manner, and terms of any sale or sales of the Company’s property pursuant to such liquidation.

(c)           In accordance with Section 18-801(b) of the Act, the death, retirement, resignation, expulsion, bankruptcy, or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

ARTICLE III

BUSINESS OF COMPANY

3.01         The nature of the business or purposes to be conducted or promoted by the Company is to engage exclusively in the following business and financial activities:

(a)           to purchase, accept capital contributions of or otherwise acquire from the Members, and to hold, sell, transfer, or pledge or otherwise exercise ownership rights with respect to (i) any rights to payment under customer contracts (including, without limitation, invoices), arising from sales by any of the Members of goods and services in the ordinary course of its business, whether such contracts constitute accounts, chattel paper, instruments, or general intangibles, and including rights to payment of any interest or finance charges and other obligations with respect thereto (the “Receivables”), (ii) the rights, but not the obligations, under each of the related contracts entered into by any of the Originators (the “Contracts”), (iii) any and all liens, security interests and collateral for such Receivables, if any, (iv) any and all guaranties and other agreements supporting payment of Receivables, (v) books and records related to any of the foregoing, (vi) any and all proceeds of any of the foregoing, and (vii) the right, title, and interest, but not the obligations, in and to any deposit accounts or securities accounts (as such terms are defined in the UCC) into which any Collections or other proceeds with respect to the Receivables may be deposited, and any related investment property (as such term is defined in the UCC) (the property described in clauses (ii) through (vii) above being called “Related Assets”);

(b)           to enter into and perform its obligations in accordance with any agreement providing for the sale, transfer or pledge of Receivables, Related Assets, and any of its other properties or assets or interests in any of the foregoing;

(c)           to borrow money to facilitate any activity authorized herein, so long as such indebtedness incurred is consistent with the provisions of the Program Documents;

(d)           to sell, assign, pledge or otherwise grant a security interest in Receivables, Related Assets, and any of its other properties or assets or interests in any of the foregoing;

(e)           to enter into any agreement relating to any Receivables that provides for the administration, service, and collection of amounts due on such Receivables, Related Assets, and any of its other properties or assets;

(f)            to distribute or invest proceeds from Receivables and Related Assets and any other income as determined by the Company’s Board; and

(g)           to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the Act that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through (f) above.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF MEMBERS

4.01         Members. The Members of the Company are identified on Exhibit A attached hereto and the business and notice address, telephone number, and facsimile number of each such Member are set forth next to each Member’s name on Exhibit A attached hereto.

4.02         Management Rights.

(a)           Except as expressly provided herein, voting power shall be vested solely in the Members, and all matters requiring a vote pursuant to this Agreement or the Act shall be determined by the vote of the Members. Except as otherwise provided herein or in the Act, any action required or permitted to be taken by the Members, including, without limitation, the election of Managers pursuant to Section 5.01(b) hereof, must be approved by a Majority in Interest.

(b)           Except as expressly provided herein, the Members shall not take part in the management of the business nor shall they transact any business for the Company in their capacity as Members, nor shall they have power to act on behalf of, to sign for, or to bind the Company; provided, however, that the Members shall have the right to approve or consent to certain matters, as provided herein.

4.03         Other Activities. Any Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others.

4.04         No Right to Withdraw. No Member shall have any right to voluntarily resign or otherwise withdraw from the Company, or to receive any distribution to which such Member is otherwise entitled to receive upon withdrawal, without the written consent of all remaining Members of the Company.

4.05         Events of Bankruptcy. The events enumerated in Section 18-304 of the Act, including any Member’s (1) assignment for the benefit of creditors; (2) filing of a voluntary petition in bankruptcy; (3) adjudication of bankruptcy or insolvency or entering of any order for relief in any bankruptcy or insolvency proceeding; (4) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (5) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; (6) seeking, consenting to, acquiescing in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of its properties will not cause any Member to cease to be a Member of the Company, even if any such proceeding has not been dismissed within 120 days after its commencement or any such appointment has not been vacated or stayed within 90 days after its commencement or vacated within 90 days after the expiration of any such stay. Furthermore, the Members waive any rights to reject this Agreement in any bankruptcy or insolvency proceeding.

4.06         Places of Meetings. All meetings of the Members shall be held at such place within or without the State as from time to time may be fixed by the Members. Meetings of the Members may be held telephonically or by video conference provided that all of the Members participating in such meetings can hear and, in the case of a video conference, see each other at the same time. In addition, notwithstanding any provision hereof, the Members may act by unanimous written consent in the absence of a meeting.

4.07         [RESERVED]

4.08         Special Meetings. A special meeting of the Members for any purpose or purposes may be called at any time by any Member. At a special meeting no business shall be transacted and no action shall be taken other than that stated in the notice of the meeting, except with the unanimous consent of the Members present or represented by proxy.

4.09         Notice of Meetings. Notice of every meeting of the Members shall be given by letter, telegraph, telephone or facsimile and shall be sent not less than 48 hours nor more than 30 days before the date of such meeting to each Member entitled to vote at such meeting at its address, telephone number or facsimile number on Exhibit A hereto or such other address, telephone number or facsimile number as a Member may have provided in writing to the other Members. Notice of every meeting of the Members shall state the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called. Such further notice shall be given as may be required by law, but meetings may be held without notice if all the Members entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

4.10         Quorum. Any number of Members together holding at least a majority of the Membership Interests entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the Members present or represented by proxy without notice other than by announcement at the meeting.

4.11         Voting. At any meeting of the Members, each Member entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person or by proxy, equal to its Membership Interest in its name on the date, not more than 35 days prior to such meeting, fixed by the Members as the record date for the purpose of determining Members entitled to vote. If the Members do not fix a record date, the record date shall be deemed to be the date that notice of the meeting is sent. Every proxy shall be in writing and dated and signed by the Member entitled to vote or its duly authorized attorney-in-fact. When voting on the matters subject to a vote of the Members, including without limitation the matters set forth in this Article IV, the Members shall take into account the interests of the Banks and Investors, regardless of whether the Company is insolvent on either a balance sheet or equitable basis.

4.12         Transactions with Members and Affiliates. Subject to obtaining any consent expressly required hereunder, the Managers may appoint, employ, contract, or otherwise deal with any Person, including Affiliates of a Member, individuals with whom a Member is related, and with Persons that have a financial interest in a Member or in which a Member has a financial interest, for transacting the Company’s business provided that the terms of each such agreement are no less favorable than the terms obtainable by the Company from a comparable unaffiliated third party.

4.13         Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

4.14         Major Decisions. Until the Final Day, without the express prior written consent of the holder(s) of 100% of the Membership Interests, the Company shall not, and no Member shall have any right, power or authority to cause the Company to, do any of the following:

(a)           commit any act in contravention of this Agreement;

(b)           amend, modify, or waive any of the terms or conditions of this Agreement;

(c)           admit any Person to the Company as a Member;

(d)           authorize, issue, sell, redeem, or otherwise purchase any Membership Interests;

(e)           declare or make a distribution other than as required or specifically permitted in this Agreement;

(f)            settle on behalf of the Company any suit, proceeding or arbitration before any court or arbitrator or any governmental agency, authority, or official where the terms of such settlement could reasonably be expected to affect materially and adversely the business, financial position, results of operations, properties, or prospects of the Company;

(g)           make an assignment for the benefit of any creditor, file or otherwise initiate on behalf of the Company a petition in bankruptcy; petition or apply to any tribunal for the appointment of a custodian, receiver, or any trustee for it or for a substantial part of its property; commence any proceeding under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect; consent or acquiesce in the filing of (or invoke or cause any person to file) any such petition, application or proceeding, or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any substantial part of its property; or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Company;

(h)           dissolve or liquidate, in whole or in part, consolidate, or merge with or into any other entity, or convey, sell, lease or transfer all or substantially all of the Company’s assets or purchase or otherwise acquire all or substantially all of the assets or any stock or shares of any class of any corporation, partnership, limited liability company, joint venture or other entity; or

(i)            consent to or acquiesce in (i) the filing or other initiation of an involuntary petition for relief against the Company under any Chapter of the Bankruptcy Code or (ii) the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) for the Company or all or substantially all of its assets.

4.15         Special Member. If at any time there are no Members of the Company, any person acting as an Independent Manager pursuant to Sections 1.19 and 5.01(c) of this Agreement shall, without any action of any Person and simultaneously with the time at which the Company ceased to have any Members, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager; provided, however, the Special Members shall automatically cease to be Members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a Member of the Company that has no interest in the profits, losses, and capital of the Company and that has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any Capital Contributions to the Company and shall not receive any Membership Interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve, or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation, or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager shall not be a Member of the Company.

ARTICLE V

MANAGEMENT

5.01         General Powers; Designation of Board of Managers.

(a)           The property, officer(s) and business of the Company shall be managed under the direction of the Board of Managers. Except as otherwise expressly provided by law, the Certificate of Formation, or this Agreement, the Board shall have complete and exclusive control of the management of the Company’s business and affairs, with the right, power, and authority on behalf of the Company and in its name to execute documents or other instruments and exercise all of the rights, powers, and authority of the Company under the Act and to take any and all actions that the Company may be entitled to take. When voting on matters subject to a vote of the Managers, including, without limitation, matters set forth in this Article V, the Managers shall take into account the interests of the Investors and the Banks, regardless of whether the Company is insolvent on either a balance sheet or equitable basis.

(b)           Managers shall be elected by vote of the Members. The Members hereby agree that in any and all elections of the Managers, each Member shall vote or cause to be voted all of his respective Membership Interests that are owned by him or over which he has voting control, and otherwise use his respective best efforts so as to fix the size of the Board at between 1 and 3 Managers, inclusive. The size of the Board initially shall be three Managers, and the Persons named on Exhibit B hereto are hereby elected as the initial Managers of the Company in accordance with Sections 4.10 and 4.11 of this Agreement.

(c)           Notwithstanding anything to the contrary in this Agreement, at all times from and after the initial closing of the Financing Transaction until the Final Day, at least one of the Managers shall be an Independent Manager.

5.02         Removal or Resignation of Manager. Any Manager may resign at any time by giving notice to the Members or may be removed, with or without cause, by a majority vote of the Managers; provided that, the Company shall at all times have at least one Independent Manager. Any vacancy left by a resignation or removal shall be filled pursuant to Section 5.01(b).

5.03         Quorum. A majority of the Managers shall constitute a quorum for the transaction of business by the Board. The act of a majority of Managers present at a Board meeting at which a quorum is present or action taken by written consent of a majority of all Managers shall be the act of the Board of Managers. Less than a quorum of Managers may adjourn any meeting.

5.04         Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively on the power and authority of the President or any of the officers of the Company appointed by him or elected by the Board of Managers.

5.05         Duties of Managers. Each Manager shall devote such time, effort, and skill to the Company’s business affairs as is necessary and proper for the Company’s welfare and success. The Members expressly recognize that the Managers have or may have substantial other business activities and agree that the Managers and their Affiliates, officers, managers, employees, and agents, as the case may be, shall not be bound to devote all of their business time to the affairs of the Company, and that the Managers or their Affiliates may engage in other businesses or activities for their own account and for the accounts of others.

5.06         Meetings of Managers. An annual meeting of the Board of Managers shall be held as soon as practicable after the adjournment of the annual meeting of the Members at such place as the Board of Managers may designate. Other meetings of the Board of Managers shall be held at places within or without the State and at times fixed by resolution of the Board of Managers, or upon call of the President. All Managers shall be given not less than 24 hours’ notice by letter, telegraph, e-mail, telephone, or facsimile (or in person) of all meetings of the Board of Managers, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board of Managers. Meetings may be held at any time without notice if all of the Managers are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board of Managers need not state the purpose of the meeting.

5.07         Unanimous Board Vote Requirements. Notwithstanding any other provision of this Agreement to the contrary and any provision of law that otherwise so empowers the Company, until the Final Day, the Company shall not, without the unanimous affirmative vote of 100% of its Board of Managers (including the Independent Manager), do any of the following:

(a)           amend, alter, change or repeal all or any portion, part, or subpart of this Agreement or the Company’s certificate of formation;

(b)           make an assignment for the benefit of any creditor, file or otherwise initiate on behalf of the Company a petition in bankruptcy; petition or apply to any tribunal for the appointment of a custodian, receiver, or any trustee for it or for a substantial part of its property; commence any proceeding under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect; consent or acquiesce in the filing of (or invoke or cause any person to file) any such petition, application, or proceeding or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any substantial part of its property; or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Company; or

(c)           dissolve or liquidate, in whole or in part; or terminate; or consolidate, or merge with or into any other entity; or convey, sell, lease, or transfer all or substantially all of the Company’s assets; or purchase or otherwise acquire all or substantially all of the assets or any stock or shares of any class of any corporation, partnership, limited liability company, joint venture, or other entity.

ARTICLE VI

COMMITTEES

6.01         Committees. The Board of Managers, by resolution adopted by a majority of the number of Managers fixed by this Agreement, may establish such standing or special committees of the Board of Managers as it may deem advisable, consisting of not less than two Managers; and the members, terms, and authority of such committees shall be as set forth in the resolutions establishing the same.

6.02         Meetings. Regular and special meetings of any Committee established pursuant to this Article VI may be called and held subject to the same requirements with respect to time, place, and notice as are specified in this Agreement for regular and special meetings of the Board of Managers.

6.03         Quorum and Manner of Acting. A majority of the members of any Committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.

6.04         Term of Office. Members of any Committee shall be elected as above provided and shall hold office until their successors are elected by the Board of Managers or until such Committee is dissolved by the Board of Managers.

6.05         Resignation and Removal. Any member of a Committee may resign at any time by giving written notice of his intention to do so to the President or the Secretary of the Company or may be removed, with or without cause, at any time by such vote of the Board of Managers as would suffice for his election.

6.06         Vacancies. Any vacancy occurring in a Committee resulting from any cause whatever may be filled by the affirmative vote of a majority of the number of Managers fixed by this Agreement.

ARTICLE VII

OFFICERS

7.01         Election of Officers; Terms. The executive officers of the Company shall consist of a President, Vice President, Treasurer, Secretary, and Assistant Secretary. Other officers, including Executive Vice Presidents, Senior Vice Presidents, assistant and subordinate officers, whose seniority and titles may be specified by the Board of Managers, may from time to time be elected by the Board of Managers. All officers shall hold office until the next annual meeting of the Board of Managers and until their successors are elected. Any two officers may be combined in the same person as the Board of Managers may determine.

7.02         Removal of Officers; Vacancies. Any officer of the Company may be removed summarily with or without cause, at any time, by the Board of Managers. Vacancies may be filled by the Board of Managers.

7.03         Duties. The officers of the Company shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided or as from time to time shall be conferred by the Board of Managers. The Board of Managers may require any officer to give such bond for the faithful performance of his duties as the Board of Managers may see fit.

7.04         Duties of the President. The President shall be the chief executive officer of the Company and shall have the powers and perform the duties incident to that position. Subject to the Board of Directors, he shall be in general and active charge of the entire business and all the affairs of the Company, and shall be its chief policy-making officer. He shall have the primary responsibility for continuing the separate status of the Company from any affiliated corporation and the proper segregation of assets from the assets of third parties who may have possession of assets of the Company. He shall have such other powers and perform such other duties as may be prescribed by the Board of Managers or provided herein. The President may sign and execute, in the name of the Company, certificates, deeds, mortgages, bonds, contracts or other instruments, except in eases where the signing and the execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the Company or shall be required by law otherwise to be signed or executed. In addition, the President shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to the President by the Board of Managers.

7.05         Duties of the Vice President. Each Vice President, if any, shall have such powers and duties as may from time to time be assigned to him by the President or the Board of Managers. Any Vice President may sign and execute in the name of the Company certificates, deeds, mortgages, bonds, contracts, or other instruments authorized by the Board of Managers, except where the signing and execution of such documents shall be expressly delegated by the Board of Managers or the President to some other officer or agent of the Company or shall be required by law or otherwise to be signed or executed by some other officer or agent.

7.06         Duties of the Treasurer. The Treasurer shall have charge of and be responsible for all fiords, securities, receipts and disbursements of the Company and shall deposit all monies and securities of the Company in such banks and depositories as shall be designated by the Board of Managers. He shall be responsible: (a) for maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (b) for the preparation of appropriate operating budgets and financial statements; (c) for the preparation and filing of all tax returns required by law; and (d) for the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Managers, the Finance Committee, if any, or the President. The Treasurer may sign and execute in the name of the Company certificates, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the Company or shall be required by law or otherwise to be signed or executed.

7.07         Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Managers and Members of the Company. When requested, he shall also act as secretary of the meetings of the committees of the Board of Managers. He shall keep and preserve the minutes of all such meetings in permanent books. He shall see that all notices required to be given by the Company are duly given and served; shall have custody of all deeds, leases, contracts, and other important documents of the Company; shall have charge of the books, records, and papers of the Company relating to its organization and management as a Company; shall see that all reports, statements, and other documents required by law (except tax returns) are properly filed; and shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Managers or the President.

7.08         Compensation. The Compensation Committee, if any, shall have authority, subject to approval by the Board of Managers, to fix the compensation of all officers of the Company.

7.09         Voting of Shares. Unless otherwise provided by resolution of the Board of Managers, the President may from time to time appoint an attorney or attorneys or agent or agents of the Company, in the name and on behalf of the Company, to cast the vote which the Company may be entitled to cast as a shareholder or otherwise in any other corporation, partnership, limited liability company, or joint venture, any of whose securities may be held by the Company, at meetings of the holders of the shares or other securities of such other corporation, partnership, limited liability company, or joint venture or to consent in writing to any action by any such other corporation, partnership, limited liability company, or joint venture; and the President shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Company, and under its corporate seal or otherwise, such written proxies, consents, waivers, or other instruments as may be necessary or proper in the premises. In lieu of such appointment, the President may himself attend any meetings of the holders of shares or other securities of any such other corporation, partnership, limited liability company, or joint venture and there vote or exercise any or all power of the Company as the holder of such shares or other securities of such other corporation, partnership, limited liability company, or joint venture.

ARTICLE VIII

CAPITAL CONTRIBUTIONS AND FINANCIAL OBLIGATIONS OF MEMBERS

8.01         Initial Capital Contributions. Each of the Members shall contribute to the capital of the Company cash in the amount set forth opposite its name on Exhibit A hereto.

8.02         Additional Capital Contributions.

(a)           From time to time, a Member may transfer to the Company trade receivables in exchange for cash and/or an increased Membership Interest in the Company. In such event, (i) the amount of cash to be disbursed to the contributing Member shall be determined in accordance with the PCA and so disbursed and (ii) the amount by which the principal amount of the trade receivables contributed exceeds the cash disbursed by the Company to the contributing Member shall be accounted for as a Capital Contribution by the contributing Member. The Membership Interest of each Member shall be automatically adjusted upon any additional Capital Contribution made by a Member. Upon the written request of any Member, Exhibit A shall be revised to reflect the current Membership Interest of each Member.

(b)           To facilitate accounting, the Members hereby agree that transfers of receivables to the Company will be made in exchange for consideration, in cash and a deemed capital contribution, in an amount equal to the outstanding principal balance of the receivables at the time of the transfer. However, at any time, upon five days’ prior written notice to the Company and each other Member, any Member (the “Petitioning Member”) may request an adjustment to the Membership Interests reflected on Exhibit A if the Petitioning Member can establish, to the satisfaction of all other Members and the Company, that, with respect to receivables transferred to the Company by the Petitioning Member in the month prior to such written notice, adjustments to its Membership Interest, coupled with cash such Member received for such receivables, were inadequate compensation for such receivables. If the other Members and the Company agree with the Petitioning Member, the Members’ Membership Interests shall be so adjusted. If the parties cannot agree whether the Membership Interests should be adjusted, the Petitioning Member can require the Company to hire an independent expert to make such determination. Such expert shall be selected by the Company and shall be approved by the Petitioning Member. If a mutually-agreeable expert cannot be selected, then the Petitioning Member shall select one independent expert, and the Members other than the Petitioning Member shall select a second independent expert, and such experts shall select a third expert who shall determine the merits of the Petitioning Member’s request. The fees of all such experts shall be paid by the Petitioning Member if the decision is made not to adjust the Membership Interests in response to the Petitioning Member’s request, and shall be paid by the Members other than the Petitioning Member if an adjustment is so made.

8.03         Capital Accounts. A separate capital account (each, a “Capital Account”) shall be established and maintained for each Member in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

8.04         No Interest on Contributions. No Member shall be entitled to interest on its Capital Contribution.

8.05         Return of Capital Contributions. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Member or withdrawn Member any part of such Member’s Capital Contribution to the Company for so long as the Company continues in existence.

ARTICLE IX

ALLOCATIONS; DISTRIBUTIONS

9.01         Allocations.

(a)           Except as otherwise provided in this Section 9.01, profit or loss of the Company for each Fiscal Year shall be allocated to the Members in accordance with their Membership Interests.

(b)           Notwithstanding any provision to the contrary, (i) any expense of the Company that is a “nonrecourse deduction” within the meaning of Treasury Regulations Section 1.704-2(b)(1) shall be allocated to the Members in accordance with their Membership Interests; (ii) any expense of the Company that is a “partner nonrecourse deduction” within the meaning of Treasury Regulations Section 1.704-2(i)(2) shall be allocated in accordance with Treasury Regulations Section 1.704-2(i)(l); (iii) if there is a net decrease in Company Minimum Gain within the meaning of Treasury Regulations Section 1.704-2(f)(1) for any Taxable Year, items of gain and income shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(f) and the ordering rules contained in Treasury Regulations Section 1.704-2(j); and (iv) if there is a net decrease in Member Nonrecourse Debt Minimum Gain within the meaning of Treasury Regulations Section 1.704-2(i)(4) for any Taxable Year, items of gain and income shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(i)(4) and the ordering rules contained in Treasury Regulations Section 1.704-2(j). A Member’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3) shall be based on its respective Membership Interest.

(c)           Notwithstanding any provision to the contrary, if a Member receives in any Taxable Year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a negative balance in such Member’s Capital Account that exceeds the sum of (i) such Member’s shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, as determined in accordance with Treasury Regulations Sections 1.704-2(g) and 1.704-2(i) and (ii) any amounts that such Member is obligated to contribute to the Company pursuant to Section 8.02 hereof, such Member shall be allocated specially for such Taxable Year (and, if necessary, later Taxable Years) items of income and gain in an amount and manner sufficient to eliminate such negative Capital Account balance as quickly as possible as provided in Treasury Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Member in accordance with this Section 9.01(c), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Member in an amount necessary to offset the income or gain previously allocated to such Member under this Section 9.01(c).

(d)           Loss, expense, or deduction shall not be allocated to a Member to the extent that such allocation would cause a deficit in such Member’s Capital Account (after reduction to reflect the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of (i) such Member’s shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (ii) any amounts that such Member is obligated to contribute to the Company pursuant to Section 8.02 hereof. Any loss, expense, or deduction in excess of that limitation shall be allocated to the other Member. After the occurrence of an allocation of loss, expense or deduction to a Member in accordance with this Section 9.01(d), to the extent permitted by Treasury Regulations Section 1.704-1(b), profit or income shall be allocated to such Member in an amount necessary to offset the loss, expense, or deduction previously allocated to such Member under this Section 9.01(d).

(e)           If a Member transfers part or all of its Membership Interest and the transferee is admitted as provided herein (a “Transferee Member”), the distributive shares of the various items of profit and loss allocable among the Members during such Fiscal Year shall be allocated between the transferor and the Transferee Member (at the election of the Board) either (i) as if the Fiscal Year had ended on the date of the transfer or (ii) based on the number of days of such Fiscal Year that each was a Member, without regard to the results of Company activities in the respective portions of such Fiscal Year in which the transferor and Transferee Member were Members.

(f)            “Profit” and “loss” and any items of income, gain, expense, or loss referred to in this Section 9.01 shall be determined in accordance with federal income tax accounting principles, as modified by Treasury Regulations Section 1.704-1(b)(2)(iv), except that profit and loss shall not include items of income, gain, and expense that are specially allocated pursuant to Sections 9.01(b), 9.01(c), or 9.01(d) hereof. All allocations of income, profits, gains, expenses, and losses (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 9.01, except as otherwise required by Section 704(c) of the Code and Section 1.704-1(b)(4) of the Treasury Regulations.

9.02         Distribution of Cash Available for Distribution. Within 30 days after the end of each calendar month during a Fiscal Year, Cash Available for Distribution shall, to the extent permitted by the RPA, be distributed to each Member in accordance with its weighted average Membership Interests during the preceding month.

9.03         Distribution of Proceeds from a Terminating Capital Transaction. The net proceeds of a Terminating Capital Transaction shall be distributed in the following order of priority:

(a)           First, toward satisfaction of all outstanding debts and other obligations of the Company other than those specified in Section 9.03(b) hereof;

(b)           Second, toward satisfaction of outstanding loans, if any, made by Members to the Company; and

(c)           Thereafter, the balance, if any, to the Members in accordance with their respective positive Capital Account balances.

For purposes of Section 9.03(c), the Capital Account of each Member shall be determined after all adjustments have been made in accordance with Sections 9.01 and 9.02 hereof resulting from the Company’s operations and from all the Company’s operations and all sales and dispositions of all or any part of the Company’s assets. Any distributions pursuant to this Section 9.03 should be made by the end of the Taxable Year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation). To the extent deemed advisable by the Members, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

9.04         Substantial Economic Effect. It is the intent of the Members that the allocations of profit and loss under this Agreement have substantial economic effect (or be consistent with the Members’ interests in the Company in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Treasury Regulations promulgated pursuant thereto. The Members also intend that all allocations of profit and loss for federal income tax purposes comply with Section 704(c) of the Code. Article 9 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

9.05         Liability of Members. Notwithstanding any provision to the contrary, the liability of each Member for Company losses shall in no event exceed the aggregate amount of the Capital Contributions that such Member is required hereunder to make to the Company, plus such Member’s share of undistributed Company profits, and in no event shall each Member be obligated under any circumstances to make any additional Capital Contributions for the purpose of restoring a negative balance in a Capital Account or for any other purpose whatsoever, except as expressly provided in Section 8.02.

ARTICLE X

RESTRICTIONS ON TRANSFERS

10.01       Prohibition Against Transfer.

(a)           No Member shall sell, assign, encumber, transfer, or otherwise dispose of all, or any part of, its Membership Interest (or take or omit to take any action, filing, election, or other action that could result in a deemed sale, assignment, encumbrance, transfer, or other disposition) without the prior written consent of the other Members, if any, and the Agent, as defined under the RPA, whose consents may be withheld in their sole discretion. Any attempted transfer not in accordance with this Agreement shall be void.

(b)           Upon consent to a transfer and admission of an additional Member, this Agreement shall be amended to reflect the admission of the substitute Member, and the Members shall take any action required of record to reflect such admission.

ARTICLE XI

INDEMNIFICATION

11.01       Indemnification of Members, Managers and Officers. Unless otherwise prohibited by law, and subject to Section 13.15, the Company shall indemnify and hold harmless the Members, Managers, and the officers of the Company, the respective officers, directors, and employees of the Members and Managers, and their respective successors (individually, an “Indemnitee”) from any claim, loss, expense, liability, action, or damage resulting from any act or omission performed by or on behalf of or omitted by the Indemnitee in its capacity as a Member, Manager, or officer, including, without limitation, reasonable costs and expenses of its attorneys engaged in defense of any such act or omission; provided, however, that the Indemnitees shall not be indemnified or held harmless for any act or omission that is in violation of any of the provisions of this Agreement or that constitutes fraud, gross negligence, or willful misconduct. Any indemnification pursuant to this Section 11.01 shall be made only out of the assets of the Company. Notwithstanding the foregoing or any other Section, subsection, or provision herein or in applicable law to the contrary, until the Final Day, any obligation of the Company to indemnify and/or hold harmless its Members and Managers, and/or their respective officers, directors, and employees, shall be fully subordinate to all obligations under the PCA and RPA and shall not constitute a claim against the Company for any purpose, including, without limitation, for purposes of commencing an involuntary petition against the Company under any Chapter of the Bankruptcy Code.

11.02       Expenses. To the fullest extent permitted by law, and subject to Section 13.15, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding with respect to which such Indemnitee is entitled to indemnification under Section 11.01 hereof shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee, secured by adequate collateral, to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article XI.

11.03       Insurance. The Company may purchase and maintain insurance coverage to the extent and in such amounts as the Members shall, in their sole discretion, deem reasonable, on behalf of Indemnitees against any liability that may be asserted against or expense that may be incurred by any Indemnitees in connection with activities of the Company or such Indemnitees with respect to which the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

11.04       Miscellaneous. In no event may an Indemnitee subject a Member to personal liability by reason of these indemnification provisions. An Indemnitee shall not be denied indemnification in whole or in part under this Article XI because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. The provisions of this Article XI are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators, and personal representatives and shall not be deemed to create any rights for the benefit of any other Persons.

11.05       Notice of Claims. With respect to any claim made or threatened against (i) a Member or Manager, or any of its officers, directors, or employees or its respective successors, for which such Indemnitee is or may be entitled to indemnification under this Article XI or (ii) the Company, such Member or Manager shall, or shall cause such Indemnitee to:

(a)           give written notice to the other Members and Managers of such claim promptly after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim;

(b)           provide the other Members and Managers with such information and cooperation with respect to such claim as the other Members or Managers may require, including, without limitation, making appropriate personnel available to the other Members and Managers at such times as the other Members or Managers shall request;

(c)           cooperate and take all such steps as the other Members or Managers may request to preserve and protect any defense to such claim;

(d)           in the event suit is brought with respect to such claim, upon prior notice, afford the other Members and Managers the right, which the other Members or Managers may exercise in their sole discretion and at their expense, to participate in the investigation, defense, and settlement of such claim; and

(e)           neither incur any material expense to defend against nor release or settle such claim or make any admission with respect thereto without the prior written consent of the other Members and Managers (which shall not be unreasonably withheld).

ARTICLE XII

MEMBER REPRESENTATIONS, WARRANTIES AND COVENANTS

12.01       Representations and Warranties. Each Member represents and warrants to the Company and each other Member that, on the date of this Agreement (or such later date as such Member shall become admitted as a Member of the Company):

12.02       Organization and Existence. Such Member is duly organized, validly existing, and in good standing under the laws of the state of its organization.

(a)           Power and Authority. Such Member has the full power and authority to execute, to deliver, and to perform this Agreement and to own and to lease its properties and to carry on its business as now conducted and to carry out the transactions contemplated hereby.

(b)           Authorization and Enforceability. The execution and delivery of this Agreement by such Member and the carrying out by such Member of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Member, and this Agreement has been duly executed and delivered by such Member and constitutes the legal, valid, and binding obligation of such Member, enforceable against it in accordance with the terms hereof, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

(c)           No Consents. No authorization, consent, approval, or order of, notice to, or registration, qualification, declaration, or fling with, any governmental authority or other third parties is required for the execution, delivery, and performance by such Member of this Agreement or the carrying out by such Member of the transactions contemplated hereby, except those previously obtained.

(d)           No Conflict or Breach. None of the execution, delivery, and performance by such Member of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby conflicts or will conflict with or will result in a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule, or regulation or the organizational documents of such Member or any applicable order, writ, injunction, judgment, or decree of any court or governmental authority against such Member or by which it or any of its properties (other than its Membership Interest in the Company), is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract, or other agreement or instrument to which such Member is a party or by which it or any of its properties is bound or constitutes or will constitute a material default thereunder or will result in the imposition of any lien upon any of its properties.

(e)           No Proceedings. There is no suit, action, hearing, inquiry, investigation, or proceeding, at law or in equity, pending, or, to the knowledge of such Member, threatened, before, by, or in any court or before any regulatory commission, board, or other governmental administrative agency against or affecting such Member which could have a material adverse effect on the business, affairs, financial position, results of operations, property or assets, or condition, financial or otherwise, of such Member or on its ability to fulfill its obligations hereunder.

(f)            Investment Representation. Such Member has acquired its Membership Interest in the Company for its own account, for investment, and not with (i) a view to, or for sale in connection with, any distribution thereof or (ii) any present intention of distributing or selling such interest.

12.03       Survival. All representations and warranties contained in this Article XII shall survive the execution and delivery of this Agreement.

12.04       Separateness Covenants. Before the initial closing of the Financing Transaction and thereafter until the Final Day, the Company shall, and each Member shall cause the Company to, at all times conduct its affairs in the following manner:

(i)            the business and affairs of the Company will be managed by or under the direction of its Board of Managers;

(ii)           the Company shall hold regular duly noticed meetings of its Board of Managers and make and retain minutes of such meetings;

(iii)          the Company’s funds and other assets will be identifiable and will not be commingled with those of any direct or ultimate parent of the Company or any subsidiary or Affiliate of any such parent (except for any permitted commingling pursuant to the RPA and any incidental commingling in the case of any misdirected payment of a Receivable, in which case such commingled funds shall be identified and separated as soon as practicable after the receipt of such payment);

(iv)          the Company shall not direct or participate in the management of any of the Other Companies’ (as defined in the RPA) operations;

(v)           the Company will maintain bank accounts, limited liability company records, and books of accounts separate from those of any Affiliate of the Company;

(vi)          the Company will pay from its own funds and assets all obligations indebtedness, liabilities, and operating expenses incurred by it, including the salaries of its own employees, if any;

(vii)         the Company shall not make loans, advances, or otherwise extend credit or incur any debt other than unsecured trade debt that is incidental to the business of the Company;

(viii)        the Company shall not engage in any business or activity other than as set forth herein or in the Program Documents;

(ix)           the Company shall not enter into transactions with Affiliates unless (a) such transactions are on an arm’s-length basis and on commercially reasonable terms and on terms no less favorable than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (b) such transactions are permitted by the RPA;

(x)            the Company shall promptly obtain bills of sale (or similar instruments of assignment) and, if appropriate, properly file UCC-1 financing statements, with respect to all assets purchased from any other Person or entity;

(xi)           the Company shall hold itself out to the public under the Company’s own name as a legal entity separate and distinct from any other Person, entity or Affiliates and shall correct any known misunderstanding regarding its own separate and distinct identity;

(xii)          the Company shall maintain its assets and transactions separately from those of any other Person or entity and reflect such assets and transactions in financial statements separate and distinct from those of any other Person or entity, unless for financial statement reporting purposes such assets and transactions are required under generally accepted accounting principles to be consolidated with the assets and transactions of any other person or entity, in which case such consolidated financial statements shall contain detailed notes clearly stating that (a) all of the Company’s assets are owned by the Company; (b) the Company is a separate legal entity and its separate assets and liabilities are neither available to pay the debts of the consolidated entity or of any other member of such consolidated entity nor constitute obligations of the consolidated entity or of any other member of such consolidated entity; and (c) the Company’s business consists of the purchase or other acquisition of Receivables and related assets from the Originators and the subsequent sale, transfer, or pledge of Receivables and related assets) and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any other Person or entity;

(xiii)         the Company shall observe all limited liability company, organizational, and other legal formalities;

(xiv)        the Company shall maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(xv)         the Company shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for any obligations of any other person or entity;

(xvi)        the Company shall not maintain any joint account with any other Person or guarantee, acquire, or become liable as a guarantor or otherwise with respect to any debt, obligations or securities of any of its Members or its Affiliates;

(xvii)       the Company shall not make loans to any other Person or entity or buy or hold evidence of indebtedness issued by any other Person or entity (other than as permitted by the RPA or the PCA);

(xviii)      the Company shall allocate fairly and reasonably pursuant to written agreements any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xix)         the Company shall conduct its business from an office separate from that of any other Person or entity (but which may be located in the same facility as one or more of any other Person or entity). The Company shall have stationery, other business forms, and checks and a mailing address and a telephone number bearing its own name and separate from that of any other Person or entity;

(xx)          the Company shall not pledge its assets for the benefit of any other person or entity;

(xxi)         the Company shall not make any payment or distribution of assets with respect to any obligation of any Affiliate or grant an Adverse Claim, as defined in the RPA, on any of its assets to secure any obligations of any Affiliate;

(xxii)        the Company shall not identify itself as a division of any Affiliate or any other Person or entity;

(xxiii)       the Company shall maintain adequate capital in light of its contemplated business operations; and

(xxiv)       the Company shall file tax returns separate from those of each other Affiliate except as may be otherwise required or permitted by law.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01       Fiscal and Taxable Year. The fiscal year (the “Fiscal Year”) and taxable year (the “Taxable Year”) of the Company each shall be the calendar year or such other taxable year as may be required by Section 706(b) of the Code.

13.02       Accounting Method. For Company accounting purposes and for federal income tax accounting purposes, the Company shall use the accrual method of accounting.

13.03       Reports. At the Company’s expense, the Members shall prepare or cause to be prepared, no later than 75 days after the close of each Fiscal Year, a Schedule K-1, a copy of the Company’s informational tax return (IRS Form 1065), and such other reports (collectively, the “Annual Tax Reports”) setting forth in sufficient detail all such information and data with respect to the transactions effected by or involving the Company during such Fiscal Year as shall enable the Company and each Member to prepare its federal, state, and local income tax returns in accordance with the laws, rules, and regulations then prevailing. This Section 13.03 shall not apply with respect to a Fiscal Year or portion of a Fiscal Year during which time the Company has only one Member.

13.04       Bank Accounts; Checks, Notes and Drafts.

(a)           Funds of the Company shall be deposited in an account or accounts of a type, in form and name and in a bank(s) or other financial institution(s) that are participants in federal insurance programs as selected by the Managers. The Managers shall arrange for the appropriate conduct of such accounts. Company funds shall be deposited and held in accounts that are separate from all other accounts maintained by the Members, and the Company’s funds shall not be commingled with any other funds of any Member or any Affiliate (other than the Company itself) of a Member (except for any permitted commingling pursuant to the RPA and any incidental commingling in the case of any misdirected payment of a Receivable, in which case such commingled funds shall be identified and separated as soon as practicable after the receipt of payment). Funds may be withdrawn from such accounts only for bona fide and legitimate Company purposes.

(b)           Company funds may be maintained in accounts, money market funds, certificates of deposit, or other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation or other depository insurance institutions.

(c)           Checks, notes, drafts, and other orders for the payment of money shall be signed by such persons as the Managers from time to time may authorize. When the Managers so authorize, the signature of any such person may be a facsimile.

13.05       Books and Records.

(a)           The Managers shall keep, or cause to be kept, full and accurate books of account, financial records, and supporting documents, which shall reflect, completely, accurately and in reasonable detail, each transaction of the Company, which books of account, financial records and supporting documents shall be kept and maintained at the principal office of the Company. The Managers shall keep, or cause to be kept, all other documents and writings of the Company, which documents and writings shall be kept and maintained at the principal office of the Company. Each Member or its designated representative shall have access to such books, records and documents during reasonable business hours and may inspect and make copies of any of them at its own expense.

(b)           The Managers shall also keep, or cause to be kept, at the principal office of the Company the following:

(i)            true and full information regarding the status of the business and financial condition of the Company;

(ii)           promptly after becoming available, a copy of the Company’s federal, state, and local income tax returns for each year;

(iii)          a current list of the name and last known business, residence, or mailing address of each Member;

(iv)          a copy of this Agreement and the Company’s certificate of formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such certificate of formation and all amendments thereto have been executed;

(v)           true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and the date on which each became a Member; and

(vi)          other information regarding the affairs of the Company as is just and reasonable.

13.06       Tax Matters Partner. Ticona Polymers, Inc. shall be the Tax Matters Partner for the Company within the meaning of Section 6231(a)(7) of the Code. The Tax Matters Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. In the event the Tax Matters Partner receives notice of a final partnership adjustment under Section 6223(a)(2) of the Code, the Tax Matters Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all other Members on the date such petition is filed or (ii) mail a written notice to all other Members, within such period, that describes the Tax Matters Partner’s reasons for determining not to file such a petition. This Section 13.06 shall not apply with respect to a Fiscal Year or portion of a Fiscal Year during which time the Company has only one Member.

13.07       Tax Elections.

(a)           The Tax Matters Partner shall make any available elections under the Code or any applicable state or local tax law on behalf of the Company.

(b)           Each Member hereby grants the Tax Matters Partner an irrevocable power of attorney to make any federal income tax election as may be required or appropriate to cause the Company to be classified as a partnership or a corporation for federal income tax purposes or to maintain such classification.

(c)           This Section 13.07 shall not apply with respect to a Fiscal Year or portion of a Fiscal Year during which time the Company has only one Member.

13.08       Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice, or other communication required or permitted to be given hereunder (hereinafter collectively referred to as a “Notice”), shall be given by delivering the same by facsimile or reliable courier or by enclosing the same in an envelope addressed to the Member to whom the Notice is to be given at the appropriate address set forth on Exhibit A hereto or at such other address as any Member hereafter may designate to the others in accordance with the provisions of this Section 13.08 and deposited in the U.S. Mail postage prepaid. In addition, the other Members shall be sent a copy of all such Notices, by registered or certified mail, return receipt requested. The date at which notice shall be deemed received shall be the last date of the receipt of the copy of such notice by the other Members.

13.09       Entire Agreement. This Agreement, including the Exhibits attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior and contemporaneous agreements and oral understandings among the Members with respect to such matters. In the event there is any litigation between the Members over the interpretation of any provision of this Agreement, the prevailing Member in such litigation shall be entitled to recover reasonable attorney’s fees from the nonprevailing Member in such litigation.

13.10       Amendment. Except as provided by law, in the Company’s certificate of formation or otherwise set forth herein, this Agreement may be amended or altered only by the unanimous vote of the Members.

13.11       Interpretation. Wherever the context may require, any noun or pronoun used herein shall include the corresponding masculine, feminine, or neuter forms. The singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

13.12       Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to existing or future law, such invalidity shall not impair the operation or affect those portions of this Agreement which are valid, and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects, and such invalid or unenforceable provision or provisions shall be replaced with alternative valid and enforceable provision or provisions that otherwise give effect to the original intent of such invalid or unenforceable provision or provisions as agreed upon by the Members pursuant to Section 13.10 hereof.

13.13       Successors. Except as expressly otherwise provided herein, this Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

13.14       Further Assurances. Each Member hereby agrees that it shall hereafter execute and deliver such further instruments, provide all information, and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

13.15       Limitation of Payment Obligation. The Company is required to make payment to Members only to the extent of Cash Available for Distribution.

13.16       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written. Pursuant to Section 18.201(d) of the Act, this Agreement shall be effective as of December 12, 2001.

TICONA POLYMERS, INC.

/s/ Edmond A. Collins
By: Edmond A. Collins

Title: Vice President & Assistant Secretary

EXHIBIT A

MEMBERS, INTERESTS AND INITIAL CONTRIBUTIONS

Member Name, Business Address, Telephone Number And Facsimile Number	Membership Interests	Initial Capital Contributions

Ticona Polymers, Inc.	100%	$1,000.00
90 Morris Avenue Summit, New Jersey 07901 Telephone: (908) 598-4000 Telecopy: (908) 598-4165

TOTALS	100%	$1,000.00

A-1